Exhibit 99.1

News Release

Axcelis Announces Financial Results for Fourth Quarter and Full Year 2022

Achieved Record Annual Revenue, Gross Margin and EPS

BEVERLY, Mass. — Feb. 8, 2023—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2022.

Highlights include:

•	Record full year revenue, gross margin and EPS, enabling the Company to surpass its $850M revenue model

•	The power device market segment accounted for 39% of our 2022 shipped systems revenue, driven by strong growth of the Purion Power Series™ product line

•	Year ending record backlog of greater than $1.1B

For the full year 2022, the Company reported revenue of $920 million, compared with $662.4 million for the full year 2021, an increase of 39% and a company record. Systems revenue for the year was $692.1 million, compared to $454.6 million in 2021, an increase of 52%, also a company record. Operating profit was $212.4 million in 2022, compared to $127.3 million in 2021, a 67% increase and a company record. Net income for the year was $183.1 million with diluted earnings per share of $5.46, compared to net income of $98.7 million and diluted earnings per share of $2.88 in 2021, resulting in a 86% net income year over year increase. Gross margin for the year was 43.7%, a 50 basis point improvement compared to 43.2% in 2021 and a company record.

The Company reported fourth quarter revenue of $266.1 million, compared to $229.2 million for the third quarter of 2022. Operating profit for the quarter was $56.1 million, compared to $53.2 million for the third quarter. Net income for the quarter was $57.0 million, or $1.71 per diluted share, compared to $40.3 million, or $1.21 per diluted share in the third quarter. Gross margin for the quarter was 41.2%, compared to 45.1% in the third quarter. Fourth quarter ended with bookings of $211.5 million and record systems backlog of $1.1 billion. Cash, cash equivalents and short-term investments were $432.2 million on December 31, 2022, compared to $342.1 million on September 30, 2022. This is net of $12.5 million of repurchased shares in the fourth quarter.

President and CEO Mary Puma commented, “2022 was another outstanding year for Axcelis. As a result of strong execution by the Axcelis team and robust demand for the Purion product family, we delivered record quarterly and annual revenues, and we surpassed our $850M revenue model. For the full year 2023 Axcelis revenues are expected to exceed $1 billion dollars and we are introducing a new long-term implant only model with revenue of $1.3 billion dollars that we believe is achievable within the next 2 to 3 years.”

News Release

Executive Vice President and Chief Financial Officer Kevin Brewer said, “We are extremely pleased with our 2022 results, and very excited about our projected growth. As a result of the success of Purion and tight control of our cost structure, Axcelis’ profitability has improved significantly and we expect further gains in 2023 and beyond.”

Business Outlook

For the first quarter ending March 31, 2023, Axcelis expects revenues of approximately $240 million. Gross margin in the first quarter is expected to be approximately 41.5%. First quarter operating profit is forecast to be approximately $48 million with earnings per diluted share of around $1.25. For the full year, the Company expects to achieve revenue of greater than $1 billion. Assuming expected improvements in supply chain costs and product mix occur in the second half of the year, we would expect to achieve full year gross margins of approximately 44% as shown in the $1B model.

Fourth Quarter and Full Year 2022 Conference Call

The Company will host a call to discuss the results for the fourth quarter and full year 2022 on Thursday, February 9, 2023, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI2c9198cd02354e0fb92ddec100489c61. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Product	$258,584	$198,529	$890,582	$634,445
Services	7,467	7,155	29,416	27,983
Total revenue	266,051	205,684	919,998	662,428
Cost of revenue:
Product	149,717	109,335	492,104	349,558
Services	6,813	6,865	26,104	26,425
Total cost of revenue	156,530	116,200	518,208	375,983
Gross profit	109,521	89,484	401,790	286,445
Operating expenses:
Research and development	22,089	16,416	78,356	65,431
Sales and marketing	15,032	13,569	53,599	47,548
General and administrative	16,311	12,915	57,474	46,141
Total operating expenses	53,432	42,900	189,429	159,120
Income from operations	56,089	46,584	212,361	127,325
Other income (expense):
Interest income	2,993	85	4,551	209
Interest expense	(1,475)	(1,263)	(5,576)	(4,835)
Other, net	8,189	(140)	(6,451)	(2,271)
Total other income (expense)	9,707	(1,318)	(7,476)	(6,897)
Income before income taxes	65,796	45,266	204,885	120,428
Income tax provision	8,804	9,517	21,806	21,778
Net income	$56,992	$35,749	$183,079	$98,650
Net income per share:
Basic	$1.74	$1.07	$5.54	$2.94
Diluted	$1.71	$1.05	$5.46	$2.88
Shares used in computing net income per share:
Basic weighted average common shares	32,823	33,295	33,043	33,555
Diluted weighted average common shares	33,262	34,011	33,542	34,268

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$185,595	$294,923
Short-term investments	246,571	—
Accounts receivable, net	169,773	104,410
Inventories, net	242,406	194,984
Prepaid expenses and other current assets	33,300	24,929
Total current assets	877,645	619,246
Property, plant and equipment, net	39,664	34,972
Operating lease assets	12,146	9,242
Finance lease assets, net	17,942	19,238
Long-term restricted cash	752	757
Deferred income taxes	31,701	35,454
Other assets	33,791	34,331
Total assets	$1,013,641	$753,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,346	$38,025
Accrued compensation	35,540	30,732
Warranty	8,299	6,424
Income taxes	4,304	887
Deferred revenue	123,471	60,454
Current portion of finance lease obligation	1,229	979
Other current liabilities	12,943	12,639
Total current liabilities	248,132	150,140
Long-term finance lease obligation	45,185	46,415
Long-term deferred revenue	31,306	7,982
Other long-term liabilities	21,762	9,744
Total liabilities	346,385	214,281

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,775 shares issued and outstanding at December 31, 2022; 33,240 shares issued and outstanding at December 31, 2021	33	33
Additional paid-in capital	550,299	559,883
Retained earnings (accumulated deficit)	118,892	(22,722)
Accumulated other comprehensive (loss) income	(1,968)	1,765
Total stockholders’ equity	667,256	538,959
Total liabilities and stockholders’ equity	$1,013,641	$753,240